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NEWS RELEASE


                                                                       CONTACTS:
                                                                  John Greenagel
                                                            AMD Public Relations
                                                                  (408) 749-3310
                                                 E-mail:  john.greenagel@amd.com
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                                                                    Exhibit 99.1


                     AMD ANNOUNCES CLOSURE OF FABS 14 AND 15

         SUNNYVALE, CA--SEPTEMBER 25, 2001--AMD today announced it is accelerating key components of its strategy to reduce costs and enhance the financial performance of its core businesses. The company will close Fabs 14 and 15, two semiconductor wafer fabrication facilities (fabs) in Austin, Texas that primarily serve AMD's foundry operations. AMD will also reduce and restructure other manufacturing activities as well as administrative support associated with these facilities.

         These changes will result in the reduction of approximately 2,300 positions, or approximately 15 percent of its worldwide workforce, by the end of the second quarter of 2002. Approximately 1,000 of these positions are associated with closing the fabs in Austin. The balance of the reductions will result from realigning and restructuring back-end activities in Penang, Malaysia. The company will provide severance packages and outplacement services to affected employees.

         "These actions will allow us to reduce costs without impairing our new product development activities in pursuit of long-term growth opportunities. We will focus our organization around our two most promising opportunities - flash memory devices and PC processors," said W.J. Sanders III, chairman and chief executive officer. "We will treat all employees affected by these actions with fairness and respect, consistent with our values and our commitment to our people."

                                     -more-

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         Fabs 14 and 15 have a long history at AMD and are the company's oldest fabs. The two facilities were originally constructed in 1984 and 1985.

         AMD will take a one-time charge between $80 million and $110 million covering these restructuring activities and other special charges in the current quarter. When fully implemented, these actions are expected to result in an overall annual cost reduction of approximately $125 million.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Fortune 500 and Standard & Poor's 500 company, produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $4.6 billion in 2000. (NYSE: AMD).

Visit AMD on the Web

         For more AMD news and product information, please visit our virtual pressroom at www.amd.com/news/virtualpress/index.html. Additional press releases
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are available at www.amd.com/news/news.html.
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